Exhibit 99.1

COMCAST, TIME WARNER CABLE, AND BRIGHT HOUSE NETWORKS SELL ADVANCED WIRELESS SPECTRUM TO VERIZON WIRELESS

FOR $3.6 BILLION

The Companies Also Announce Commercial Agreements

That Will Deliver Mobile Products To Consumers

PHILADELPHIA, BASKING RIDGE, NEW YORK and ORLANDO — December 2, 2011 — SpectrumCo, LLC, a joint venture between Comcast Corporation, Time Warner Cable, and Bright House Networks, today announced it has entered into an agreement pursuant to which Verizon Wireless will acquire its 122 Advanced Wireless Spectrum licenses covering 259 million POPs for $3.6 billion. Comcast owns 63.6% of SpectrumCo and will receive approximately $2.3 billion from the sale. Time Warner Cable owns 31.2% of SpectrumCo and will receive approximately $1.1 billion. Bright House Networks owns 5.3% of SpectrumCo and will receive approximately $189 million.

The agreement comes at a time when consumer demand for wireless services and bandwidth is increasing rapidly. This sale of spectrum is an important step toward ensuring that the needs and desires of consumers for additional mobile services will not be thwarted by the current spectrum shortage. While government action to free more spectrum is expected, this transaction ensures that the spectrum which is already available for mobile services is used effectively to serve customers.

The companies also announced that they have entered into several agreements, providing for the sale of various products and services. Through these agreements, the cable companies, on the one hand, and Verizon Wireless, on the other, will become agents to sell one another’s products and, over time, the cable companies will have the option of selling Verizon Wireless’ service on a wholesale basis. Additionally, the cable companies and Verizon Wireless have formed an innovation technology joint venture for the development of technology to better integrate wireline and wireless products and services.

Neil Smit, President of Comcast Cable, said, “These agreements, together with our Wi-Fi plans, enable us to execute a comprehensive, long-term wireless strategy and expand our focus on providing mobility to our Xfinity services. We’re excited about this partnership with Verizon Wireless and the future innovations we will bring to consumers.”

Dan Mead, President and CEO of Verizon Wireless, said, “Americans deserve excellence from a wireless service provider, and innovative wireless companies plan ahead in order to deliver on that expectation. Spectrum is the raw material on which wireless networks are built, and buying the AWS spectrum now solidifies our network leadership into the future, and will enable us to bring even better 4G LTE products and services to our customers. American businesses and consumers can have confidence that the best wireless network has the foundational resources to deliver on that promise.”

Time Warner Cable President and Chief Operating Officer Rob Marcus said, “We’re excited to be able to offer the nation’s best wireless services to our customers and to have Verizon Wireless as a sales channel for our superb wireline services. We’re also pleased to have obtained an attractive price for the spectrum we’re selling.”

Bright House Networks CEO Steve Miron added, “We are always looking for ways to provide new and exciting product offerings for our customers. We look forward to working with our partners through these agreements toward achieving that end goal to add additional value for our customers.”

SpectrumCo’s sale and transfer of its advanced wireless spectrum to Verizon Wireless is subject to approval by the Federal Communications Commission and review under the Hart-Scott Rodino Act and other customary conditions.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the world’s leading media, entertainment and communications companies. Comcast is principally involved in the operation of cable systems through Comcast Cable Communications and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable Communications is one of the nation’s largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

About Verizon Wireless

Verizon Wireless operates the nation’s largest 4G LTE network and largest, most reliable 3G network. The company serves 107.7 million total wireless connections, including 90.7 million retail customers. Headquartered in Basking Ridge, N.J., with nearly 83,000 employees nationwide, Verizon Wireless is a joint venture of Verizon Communications (NYSE, NASDAQ: VZ) and Vodafone (LSE, NASDAQ: VOD). For more information, visit www.verizonwireless.com. To preview and request broadcast-quality video footage and high-resolution stills of Verizon Wireless operations, log on to the Verizon Wireless Multimedia Library at www.verizonwireless.com/multimedia.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and phone services in the United States, connecting more than 14 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at http://www.timewarnercable.com, http://www.twcbc.com, www.navisite.com, and http://www.twcmedia.com.

About Bright House Networks

Bright House Networks is the sixth largest owner and operator of cable systems in the U.S. and the second largest in Florida with technologically advanced systems located in five states including Florida, Alabama, Indiana, Michigan and California. Bright House Networks serves more than 2.4 million customers who subscribe to one or more of its video, high-speed data and voice services. The company also offers a full suite of phone, Internet, Ethernet and cable television services to businesses of all sizes. Bright House Media Strategies, the advertising arm of Bright House Networks, offers businesses advanced targeted advertising solutions. Bright House Networks also owns and operates exclusive local news and sports channels in its Florida markets. For more information about Bright House Networks or our products and services, please visit (www.brighthouse.com).

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Media Contacts:

VERIZON WIRELESS

Peter Thonis

Peter.Thonis@Verizon.com

212-395-2355

COMCAST
Jennifer Khoury	John Demming
215-286-7408	215-286-8011
Jennifer_Khoury@Comcast.com	John_Demming@Comcast.com

TIME WARNER CABLE Justin Venech 212-364-8242 Justin.Venech@twc.com	Alex Dudley 212-364-8229 Alex.Dudley@twcable.com

BRIGHT HOUSE NETWORKS

Kimberly Maki

407-210-3177

Kimberly.Maki@mybrighthouse.com